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                                                                      EXHIBIT 11

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED      SIX MONTHS ENDED
                                                            JUNE 30,               JUNE 30,
                                                       -------------------    -------------------
                                                         1994       1993        1994       1993
                                                       --------    -------    --------    -------
Income (loss) per share -- primary
  Net (loss) available for common stock and common
     stock equivalents...............................  $(46,283)   $    43    $(58,956)   $(7,561)
                                                       ========    =======    ========    =======
Common stock and common stock equivalents
  Weighted average Actava common shares outstanding
     during the period, less stock in treasury.......    18,197     16,820      17,918     16,683
                                                       ========    =======    ========    =======
  (Loss) per share -- primary........................  $  (2.54)   $    --    $  (3.29)   $  (.45)
                                                       ========    =======    ========    =======
Income (loss) per share -- assuming full dilution (a)
  Net (loss) available for common stock and common
     stock equivalents...............................  $(46,283)   $    43    $(58,956)   $(7,561)
  Interest savings on assumed conversion of 6 1/2%
     Convertible Debentures, net of income tax.......       827        827       1,654      1,654
                                                       --------    -------    --------    -------
          Net income (loss) available for common
            stock and common stock equivalents
            assuming full dilution...................  $(45,456)   $   870    $(57,302)   $(5,907)
                                                       ========    =======    ========    =======
Common stock and common stock equivalents............    18,197     16,820      17,918     16,683
Shares issuable upon assumed conversion of 6 1/2%
  Convertible Debentures.............................     1,802      1,802       1,802      1,802
                                                       --------    -------    --------    -------
Common stock and common stock equivalents assuming
  full dilution......................................    19,999     18,622      19,720     18,485
                                                       ========    =======    ========    =======
Income (loss) per share -- assuming full dilution....  $  (2.27)   $   .05    $  (2.91)   $  (.32)
                                                       ========    =======    ========    =======

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(a) Fully diluted income (loss) per share is not used in 1994 and 1993 because it exceeds primary earnings (loss) per share.